Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED LEASE

This FIRST AMENDMENT TO AMENDED AND RESTATED LEASE (this “First Amendment”) is dated as of May 7, 2018 (the “First Amendment Effective Date”) and is hereby entered into by and between 125 Middlesex Turnpike, LLC (“Landlord”), a Delaware limited liability company with an address of c/o Mohawk Partners, 104 Park Lane, Concord, Massachusetts, and Novanta Corporation (f/k/a GSI Group Corporation) (“Tenant”), a Michigan corporation with an address of 125 Middlesex Turnpike, Bedford, Massachusetts.

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Amended and Restated Lease (the “Lease”), dated May 1, 2012, for certain premises located at 125 Middlesex Turnpike, Bedford, Massachusetts;

WHEREAS, the Lease by its current terms is set to expire on May 31, 2019 and the parties desire to extend the Term of the Lease for one (1) period of twelve (12) years upon the terms and conditions set forth herein; and

WHEREAS, Landlord and Tenant agree to amend, modify and/or supplement other provisions of the Lease, all as set forth herein on the following terms and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, as of the First Amendment Effective Date, as follows:

1.	Incorporation of Recitals. The recitals set forth above are true and correct, incorporated herein and made a part of this First Amendment as if set forth herein in full.
2.

Capitalized Terms and Conflicts.  All capitalized terms used in this First Amendment that are not defined in this First Amendment shall have the meanings ascribed to such terms in the Lease.  In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall supersede and control.

3.

Extension.  The Term of the Lease is hereby extended for a period commencing on June 1, 2019 (the “Extension Term Commencement Date”) and expiring on May 31, 2031, unless sooner terminated in accordance with the terms of the Lease (the “Extension Term”).

4.	Option to Renew. Tenant shall continue to have the option to extend the Term of the Lease for two (2) successive periods of five (5) years as set forth in Section 2.3 of the Lease.

5.

Annual Rent. Prior to the Extension Term Commencement Date, Tenant shall pay Annual Rent in accordance with the Lease.  From and after the Extension Term Commencement Date, Tenant shall pay Annual Rent in accordance with the following schedule and otherwise in the same manner as set forth in the Lease:

Period	Annual Rent	Monthly Rent
June 1, 2019 – May 31, 2020	$1,842,137.50	$153,511.46
June 1, 2020 – May 31, 2021	$1,888,190.94	$157,349.25
June 1, 2021 – May 31, 2022	$1,935,395.71	$161,282.98
June 1, 2022 – May 31, 2023	$1,983,780.60	$165,315.05
June 1, 2023 – May 31, 2024	$2,033,375.12	$169,447.93
June 1, 2024 – May 31, 2025	$2,084,209.50	$173,684.13
June 1, 2025 – May 31, 2026	$2,136,314.74	$178,026.23
June 1, 2026 – May 31, 2027	$2,189,722.61	$182,476.88
June 1, 2027 – May 31, 2028	$2,244,465.68	$187,038.81
June 1, 2028 – May 31, 2029	$2,300,577.32	$191,714.78
June 1, 2029 – May 31, 2030	$2,358,091.75	$196,507.65
June 1, 2030 – May 31, 2031	$2,417,044.04	$201,420.34

6.

Condition of Premises. Tenant acknowledges that Tenant is in possession of the Premises and, except as specifically set forth in this First Amendment, Tenant accepts the same “as is”, without any obligation on the part of Landlord to refurbish the Premises, and without any representation by Landlord to Tenant as to the condition of the Premises and Tenant is satisfied with the condition of the Premises as it relates to the suitability of the Premises for Tenant’s purposes.

7.

Landlord’s Work.  Landlord shall, at its sole cost and expense, (a) renovate the existing two sets of main bathrooms located in the main office area of the Building (including the two locker rooms adjacent to each set of bathrooms) such that the bathrooms are in a condition that is consistent with that found in first class office space in the same geographical area, it being understood that such renovation will include, without limitation, a replacement of the ceiling, lighting, flooring, wet wall coverings, countertops, fixtures, stall partitions and accessories (“Landlord’s Bathroom Work”), and (b) install a new roof on the Building which roof shall carry a warranty of at least 20 years (“Landlord’s Roof Work,” and together with Landlord’s Bathroom Work, “Landlord’s Work”).  Landlord shall use commercially reasonable efforts to cooperate with Tenant to produce a mutually agreeable plan for Landlord’s Bathroom Work.  Landlord shall use commercially reasonable efforts to (a) complete Landlord’s Bathroom Work on or before June 1, 2019, and (b) complete Landlord’s Roof Work on or before June 1, 2021.

8.

Tenant Improvement Allowance.  Landlord shall provide a tenant improvement allowance in the amount of up to One Million One Hundred Five THOUSAND Two Hundred Eighty-Two and 50/100 ($1,105,282.50) Dollars (the “First Amendment TI Allowance”) which may be used by Tenant towards the cost of design, renovation, and construction of the Premises, which may include, without limitation, renovation of all bathrooms except those covered by Landlord’s Bathroom Work, improvements to the lower level, exterior façade, or any other portion of the Building, and other exterior improvements such as an electric car charging area (“Tenant’s First Amendment Improvements”).  Except as specifically set forth in this Section 8, the First Amendment TI Allowance shall be disbursed, and Tenant’s First Amendment Improvements shall be performed, in accordance with Exhibit B of the Lease.  For the purposes of the First Amendment TI Allowance and Tenant’s First Amendment Improvements, the following shall control:

a.	References to the Tenant Improvement Allowance and Tenant Improvements in Exhibit B shall mean the First Amendment TI Allowance and Tenant’s First Amendment Improvements, respectively;
b.

The first sentence of Section 1 of Exhibit B is deleted in its entirety and replaced with the following: “Tenant shall, at Tenant’s cost and expense, within a reasonable period of time after the First Amendment Effective Date, deliver to Landlord a schematic of Tenant’s general plan for altering the Premises in order to determine if the schematic is generally acceptable to Landlord.”;

c.	The definition of “Improvement Costs” shall not include the relocation of certain of Tenant’s employees and personnel to the Premises from any other building; and
d.

The second sentence of Section (d)(2)(ii) of Exhibit B is stricken and replaced with the following: “Landlord shall have no obligation to fund any request made later than the date that is twenty-four (24) months after the First Amendment Effective Date.”

9.

Satisfaction of HVAC Replacement Obligations.  Landlord and Tenant acknowledge that Landlord has satisfied its obligation to replace certain Carrier Rooftop HVAC Units pursuant to Sections 3.2, 4.1(c) and Exhibit B of the Lease.  In accordance with the foregoing, Section 3 of Exhibit B is deleted in its entirety.  Furthermore, the first paragraph of Section 3.2 and the entirety of Section 4.1(c) of the Lease are deleted and replaced with the following:

3.2   Additional Rent.  From and after the Rent Commencement Date, in order that the Annual Rent shall be absolutely net to Landlord (except as otherwise expressly set forth herein with respect to Landlord's obligation to (a) pay the cost attributable to any liability insurance carried by Landlord (as set forth in Section 3.2(d)(i) below); and (b) provide the Tenant Improvements Allowance (as more particularly set forth in Section 1.2 above and Exhibit B attached hereto), Tenant covenants and agrees to pay, as additional rent ("Additional Rent"), from and after the Rent Commencement Date, all real estate taxes, betterment assessments, insurance costs, and utilities charges with respect to the Premises as provided in this Section 3.2 as follows:

4.1(c)Repair and Maintenance.  Tenant shall keep the Premises including, without limitation, the roof, structure, exterior walls, the heating, ventilation and air conditioning system (the "HVAC System") and all plumbing, electrical, mechanical and other fixtures and equipment therein in the same order, condition and repair as they are in on the Commencement Date or may be put in during the Initial or Extension Terms, reasonable use, wear and tear, fire and other casualty and taking by eminent domain only excepted; and shall make all repairs, alterations, additions or replacements (each such addition or replacement a "Capital Improvement") and do all other work necessary for the foregoing purposes.  At Tenant's election, any Capital Improvement required to be made by Tenant under this subsection or under subsection 4.1 (d) below may be funded either by Tenant directly or, at the request of the Tenant and mutual agreement of the parties, by Landlord, provided that in the latter event, the Annual Rent shall be increased by the annual pro rata share of the amount necessary to amortize the cost of such Capital Improvement over the useful life thereof, even if extending beyond the Term of this Lease, utilizing an annual interest rate equal to the then prime rate of Bank of America ( or its successor) plus two percent (2%). Snow and ice removal shall be the sole responsibility of Tenant.

10.	Parking. Section 8.12 of the Lease is deleted in its entirety and replaced with the following:

Tenant shall have the right during the Term of the Lease to use the parking area at the Premises.

11.

Ratification of Lease.  Except as amended and modified by this First Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified.  In the event that any provision of this First Amendment conflicts with the provisions of the Lease, the provisions of this First Amendment shall control.

12.

Execution/Entire Agreement.  This First Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties.  This First Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.

Counterparts.  This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  This First Amendment shall be deemed executed and delivered upon each party’s delivery of executed signature pages, which signature pages may be delivered electronically or by facsimile with the same effect as delivery of original signatures.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the date set forth above.

LANDLORD:

125 Middlesex Turnpike, LLC,
a Delaware limited liability company

By:/s/ H. Brune Levering, Jr.

Name:H. Brune Levering, Jr.

Title:

TENANT:

Novanta corporation,
a Michigan corporation

By:/s/ Robert J. Buckley

Name:Robert J. Buckley

Title:Chief Financial Officer